Exhibit 99.3
05-24
For further information:
John Barnett
Southern Union Company
713-989-7556

Jack Walsh, Investor Relations Director
Southern Union Company
1-800-321-7423

SOUTHERN UNION COMPANY
ANNOUNCES MINIMAL DAMAGE TO FACILITIES

SCRANTON, Pa., September 27, 2005 —Southern Union Company (NYSE:SUG) announced that a preliminary assessment of its interstate natural gas transmission systems located in the Gulf Coast area identified minimal damage from Hurricane Rita.

These systems include Trunkline LNG, Florida Gas Transmission, Trunkline Gas Company and Sea Robin Pipeline. Additional damage assessments of both on shore and offshore facilities will continue over the next several days. Nearly all of the company’s employees working in the Texas and Louisiana coastal areas have been accounted for and disaster recovery crews have been deployed to assist with cleanup efforts.

Trunkline LNG, located in Lake Charles, La., completed a preliminary assessment that indicated the facility suffered only minor damage. The terminal will remain shut down pending further inspection. Commercial power remains unavailable, but the facility is running on its backup power source, which is sufficient to allow completion of required inspections and testing of sendout capability. The facility will return to full operation once commercial power is restored and the agencies with authority over marine navigation have reopened the Calcasieu Ship Channel.

Florida Gas Transmission is fully operational and is capable of transporting its full capacity into the Florida market, subject to its customers’ ability to secure adequate gas supplies.

Trunkline Gas Company’s onshore system in Louisiana and north of Longville, Louisiana, is fully operational. Its Texas system experienced minimal damage and is expected to return to service at full capacity over the next several days. Preliminary assessments of Trunkline’s offshore system revealed minimal damage. The South Marsh Island segment of Trunkline’s Terrebonne System is expected to return to service today. The remainder of the Terrebonne System is being inspected and will be returned to service as soon as possible. Once Trunkline’s system is fully inspected and returned to service, full utilization of the Trunkline offshore and Louisiana onshore facilities will resume to the extent Trunkline’s customers are able to secure gas supplies.

Detailed inspection of the Sea Robin system is continuing, but preliminary assessments indicated no significant damage. The Sea Robin system will not be able to return to full operation until producer gas supplies and third-party owned processing and separation facilities are brought online.

Southern Union’s Panhandle Eastern and Transwestern pipeline systems were unaffected by Hurricane Rita.

Trunkline LNG Company owns a facility located near the city of Lake Charles, La. for the receipt, storage and delivery of liquefied natural gas (LNG). The company receives LNG at the terminal for storage and regasification before delivery into pipelines.

Florida Gas Transmission operates an approximately 5,000-mile pipeline extending from south Texas to south Florida with mainline capacity of 2.1 billion cubic feet per day (Bcf/d). Trunkline Gas Company operates a 3,500-mile pipeline system with access to Gulf Coast supply sources that can deliver 1.5 Bcf/d of natural gas to Midwest and East Coast markets.

Sea Robin Pipeline Company, which stretches from the Ship Shoal area in the central Gulf of Mexico to the East Cameron area in the western Gulf, includes about 450 miles of interstate pipeline reaching into the Gulf Coast deepwater supplies and is capable of delivering 1.0 Bcf/d to a variety of onshore national and regional markets.

About Southern Union Company
Southern Union Company is engaged primarily in the transportation, storage and distribution of natural gas.
Through Panhandle Energy, the Company owns and operates 100% of Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company - one of North America’s largest liquefied natural gas import terminals. Through CCE Holdings, LLC, Southern Union also owns a 50 percent interest in and operates the CrossCountry Energy pipelines, which include 100 percent of Transwestern Pipeline Company and 50 percent of Citrus Corp. Citrus Corp. owns 100 percent of the Florida Gas Transmission pipeline system. Southern Union’s pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.southernunionco.com.

Forward-Looking Information:
This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

#####